CERTIFICATE OF AMENDMENT OF

                   THE CERTIFICATE OF INCORPORATION OF

                     PEOPLES TELEPHONE COMPANY, INC.

                          UNDER SECTION 805 OF

                      THE BUSINESS CORPORATION LAW


          1.   The name of the corporation is Peoples Telephone
Company, Inc. (formed under the name of Shirts Unlimited Franchise, Inc.) (the "Corporation").

          2. The Corporation originally filed its Certificate of Incorporation with the New York Department of State on September 5, 1968.

          3. The total number of authorized shares of capital stock of the Corporation is 30,000,000, of which 25,000,000 shares are Common Stock, par value $.01 per share, and 5,000,000 shares are Preferred Stock, par value $01. per share ("Preferred Stock"). As of the date hereof and except as set forth herein, the Corporation has a total of 4,300,000 shares of Preferred Stock undesignated as to series, none of which is outstanding. The Corporation previously authorized and issued 100,000 shares of Preferred Stock, designated Series A Preferred Stock, par value $.01 per share, all of which have been retired and may not be issued, and previously authorized 600,000 shares of Preferred Stock, designated Series B Preferred Stock, par value $.01 per share, none of which is outstanding.

          4. Pursuant to the authority granted to the Board of Directors of the Corporation by Section II, Article Fourth, of its Certificate of Incorporation, the Corporation hereby amends it Certificate of Incorporation by the addition of a provision stating the number, designation, relative rights, preferences and limitations of a series of the Corporation's Preferred Stock as fixed by the Board of Directors of the Corporation, as follows (except as otherwise indicated herein, capitalized terms used herein are defined in Section M herein):


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          SECTION A.     Designation and Amount; Par Value. The
shares of such series shall be designated as "Series C Cumulative Convertible Preferred Stock" (the "Convertible Preferred Stock") and the number of authorized shares constituting Convertible Preferred Stock shall be 160,000. The par value of each share of such series shall be $.01.

          SECTION B.     Dividends.

          1. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the New York Business Corporation Law (the "NYBCL"), the Corporation will pay preferential dividends to the holders of the Convertible Preferred Stock as provided in this Section B. Except as otherwise provided herein, dividends on each share of Convertible Preferred Stock (a "Share") will accrue on a daily basis at a rate of 7% per annum of the Liquidation Value thereof (plus all accumulated and unpaid dividends thereon) from and including the Date of Issuance (as defined below) of such Share to and including the date on which the Liquidation Value (plus all accrued and unpaid dividends thereon) of such Share is paid in full or the date on which such share is converted into shares of Conversion Stock. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share will be deemed to be its "Date of Issuance" regardless of the number of times a transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share. The dividends on each Share shall be payable on each Dividend Reference Date during the first three years following the Date of Issuance, at the Corporation's election either in cash or accumulating. Commencing on June 30, 1998 and on each Dividend Reference Date thereafter, all accrued and unpaid dividends shall be paid in cash unless and to the extent the Corporation is prohibited from paying such dividends in cash under the Indenture or the Credit Agreement and, except to the extent paid in cash, such dividends will accumulate on each such Dividend Reference Date. Notwithstanding the foregoing, all dividends otherwise accruing pursuant to this Section B1 will cease to accrue as of a Dividend Termination Date, so long as the Corporation has paid in cash all dividends which have accrued and are unpaid through such Dividend Termination Date. Further, notwithstanding termination of the dividend pursuant to the immediately preceding sentence, the dividend rate is subject to increase (or, if the dividend has previously terminated, is subject to resume accruing) pursuant to Section L2(a) (except on account of any Event of Noncompliance which is described in Section L1(c)(i) which occurs after dividends

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pursuant to this Section have otherwise ceased to accrue on account of the immediately preceding sentence).

          2. Dividend Reference Dates. The accrued dividends will be payable on June 30 and December 31 of each year commencing on December 31, 1995 (the "Dividend Reference Dates") to the holders of record of the Convertible Preferred Stock at the close of business on the immediately preceding June 15 and December 15. To the extent that all accrued dividends are not paid on the Dividend Reference Dates, all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and shall remain accumulated dividends with respect to such Share until paid.

          3. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment will be distributed ratably among the holders of the Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares of Convertible Preferred Stock held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

          SECTION C.     Liquidation.  Upon any liquidation,
dissolution or winding up of the Corporation, the holders of the Convertible Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any of the Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of all such Convertible Preferred Stock outstanding, and the holders of Convertible Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Convertible Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Convertible Preferred Stock held by each such holder. Prior to the time of any liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Convertible Preferred Stock. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock. Neither the consolidation or merger

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of the Corporation into or with any other corporation or
corporations, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section C.

          SECTION D.     Redemptions.

          1.   Scheduled Redemption.  On July 19, 2005 (the
"Scheduled Redemption Date"), the Corporation will redeem all issued and outstanding Shares of Convertible Preferred Stock, at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

          2. Optional Redemptions. The Corporation may at any time and from time to time after the Date of Issuance redeem all or any portion of the Shares of Convertible Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

          3. Redemption Price. For each Share which is to be redeemed, the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). If the Corporation's funds which are legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          4. Notice of Redemption. Except as otherwise provided herein, the Corporation will mail written notice of each redemption of Convertible Preferred Stock to each record holder not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within 3 business days after surrender of the certificate representing the redeemed Shares.

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          5.   Determination of the Number of Each Holder's Shares
to be Redeemed. Except as otherwise provided herein, the number of Shares of Convertible Preferred Stock to be redeemed from each holder thereof in redemptions hereunder will be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which will be the total number of Shares then held by such holder and the denominator of which will be the total number of Shares of Convertible Preferred Stock then outstanding.

          6. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value (plus all accrued and unpaid dividends thereon) of such Share is paid in full. On such date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.

          7. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

          8.   Special Redemptions.

          If a Change of Control (as defined below) has occurred or the Corporation obtains knowledge that a Change of Control is proposed to occur, the Corporation shall give prompt written notice of such Change of Control describing in reasonable detail the material terms and date of consummation thereof to each holder of Convertible Preferred Stock, but in any event such notice shall not be given later than 5 days after the occurrence of such Change of Control, and the Corporation shall give each holder of Convertible Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Any holder of Convertible Preferred Stock may require the Corporation to redeem all or any portion of the Convertible Preferred Stock owned by such holder at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to 21 days after receipt of the first such notice from the Corporation which confirms that a Change of Control has occurred (the "Expiration Date"); provided that in no event shall the Corporation be obligated to redeem Shares unless (a) all amounts then due and payable under the Credit Agreement (whether at maturity, by acceleration or otherwise) have been paid in full and (b)(i) a Change of Control Offer (as defined in the Indenture, as in effect on the Date of Issuance) has been made to the holders of the notes outstanding under the Indenture (if and to the extent that any such Change of Control Offer is required to be made pursuant to the Indenture as in effect at the time of the applicable Change of Control) and all such notes which

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have been validly tendered in accordance therewith have been purchased in accordance with the terms of the Indenture applicable thereto as in effect on the Date of Issuance (if and to the extent required pursuant to the Indenture as in effect at the time of the applicable Change of Control), and (ii) the Corporation shall not, since the date of such Change of Control Offer, have defaulted in the payment when due of any amount of principal, interest or premium owing with respect to any notes outstanding pursuant to the Indenture (except any such default which shall have been cured or waived). The Corporation shall give prompt written notice (a "Second Notice") of each such election to all other holders of Convertible Preferred Stock within 5 days after the receipt thereof, and each such holder shall have until the later of (i) the Expiration Date or (ii) 10 days after receipt of the latest Second Notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Convertible Preferred Stock owned by such holder.

          Subject to the proviso of the second sentence of the preceding paragraph, upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of (i) 90 days following occurrence of the Change of Control or (ii) 5 days after the Corporation's receipt of such election(s).

          For purposes hereof, "Change of Control" has the meaning given such term in the Indenture as in effect on the Date of Issuance, without amendment or modification thereof and whether or not any notes issued pursuant to the Indenture are outstanding.

          Redemptions made pursuant to this Section D8 shall not relieve the Corporation of its obligation pursuant to Section D1 above to redeem any Convertible Preferred Stock outstanding on the Scheduled Redemption Date.

          SECTION E.     Priority of Convertible Preferred Stock on
Dividends and Redemptions. So long as any Convertible Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than dividends payable solely in the securities in respect of which such dividends are paid).

          SECTION F.     Election of Directors.

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               1.   So long as at least 50,000 shares of
Convertible Preferred Stock are outstanding and held of record by Qualified Convertible Preferred Holders (as defined below), then the holders of a majority of the Convertible Preferred Stock, voting separately as a single class in the election of directors of the Corporation, to the exclusion of all other classes of the Corporation's capital stock and with each Share of Convertible Preferred Stock entitled to one vote, shall be entitled to elect two (2) directors to serve on the Corporation's Board of Directors until his successor is duly elected by holders of a majority of the Convertible Preferred Stock or he is removed from office by holders of a majority of the Convertible Preferred Stock; and so long as Qualified Convertible Preferred Holders hold of record an aggregate of less than 50,000 but at least 25,000 shares of Convertible Preferred Stock, then the holders of a majority of the Convertible Preferred Stock, voting separately as a single class in the election of directors of the Corporation, to the exclusion of all other classes of the Corporation's capital stock and with each Share of Convertible Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation's Board of Directors until his successor is duly elected by holders of a majority of the Convertible Preferred Stock or he is removed from office by holders of a majority of the Convertible Preferred Stock. If the holders of a majority of the Convertible Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of a majority of the Convertible Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders.

               2. So long as the holders of a majority of the Convertible Preferred Stock have the right to elect at least one director pursuant to Section F1, the Corporation's Board of Directors will be comprised of no more than six (6) directors, who shall include the Corporation's Chief Executive Officer and President. Each director elected by the holders of the Convertible Preferred Stock will be paid fees not less than the fees paid to any other member of the Corporation's Board of Directors (excluding fees payable for services rendered in their capacity other than as directors) and will be reimbursed for all reasonable expenses relating to attending each meeting of the Corporation's Board of Directors. For purposes of this Section F, "Qualified Convertible Preferred Holders" means and includes, collectively, UBS, any successor to all or substantially all of the business or assets thereof and each Affiliate of the foregoing.

          SECTION G.     Other Voting Rights.  The holders of the
Convertible Preferred Stock shall be entitled to notice of all

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stockholders' meetings in accordance with the Corporation's bylaws, and the holders of the Convertible Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Convertible Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Convertible Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

          SECTION H.     Conversion.

          1.   Conversion Procedure.

               (a) At any time and from time to time, any holder of Convertible Preferred Stock may convert all or any portion of the Convertible Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $100.00 and dividing the result by the Conversion Price then in effect.

               (b) Except as otherwise provided herein, each conversion of Convertible Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Convertible Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

               (c) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon).

               (d) Notwithstanding any other provision hereof, if a conversion of Convertible Preferred Stock is to be made in connection with a Change of Control or other transaction affecting the Corporation, the conversion of any Shares of Convertible Preferred Stock may, at the election of the holder thereof, be

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conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

               (e) As soon as possible after a conversion has been effected (but in any event within 5 business days in the case of subparagraph (i) below), the Corporation shall deliver to the converting holder:

                    (i) a certificate or certificates represent-ing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                    (ii)   payment of cash in an amount equal to
all accrued dividends with respect to each Share converted which have not been paid prior thereto provided that the Corporation will not be obligated to pay such amount to the extent it is prohibited from doing so by the NYBCL or by the terms of the Indenture or the Credit Agreement; provided further that any dividend not paid shall continue to accumulate, and dividends shall continue to accrue with respect thereto, and such amount shall be paid in cash as and when, and to the extent, the Corporation is not prohibited from doing so by the NYBCL or by the terms of the Indenture and the Credit Agreement, and in any event all such accrued dividends shall be paid in cash not later than the tenth anniversary of the Date of Issuance, to the extent not previously paid in cash, subject to the last two sentences of Section D2 above; and

                    (iii) a certificate representing any Shares of Convertible Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (f) If for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Convertible Preferred Stock being converted, the unpaid portion of such dividends may, at the election of the converting holder made by giving written notice thereof to the Corporation at any time thereafter, be converted into an additional number of shares of Conversion Stock determined by dividing (i) the amount of the unpaid portion of such dividends, by (ii) 95% of the Market Price of one share of the Conversion Stock as of the date of such notice.

               (g) The issuance of certificates for shares of Conversion Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders of such Convertible Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion

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and the related issuance of shares of Conversion Stock.  Upon conversion of each Share of Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

               (h) The Corporation shall not close its books against the transfer of Convertible Preferred Stock or of Conversion Stock issued or issuable upon conversion of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (i) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Convertible Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or the NASDAQ National Market upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred Stock.

               (j) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Convertible
Preferred Stock, at the request of the holder thereof, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

          2.   Conversion Price.

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               (a)  The initial "Conversion Price" shall be $5.25
per share. In order to prevent dilution of the conversion rights granted under this Section H, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section H2.

               (b) If and whenever on or after the original Date of Issuance of the Convertible Preferred Stock the Corporation issues or sells, or in accordance with Section H3 is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (i) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

               (c) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of (i) shares of Common Stock upon exercise of the Warrants in accordance with the terms thereof as in effect at the Date of Issuance, (ii) shares of Common Stock pursuant to stock options, warrants and other rights to acquire Common Stock described in Schedule 4.3 to the Securities Purchase Agreement (as such number of shares is proportionately adjusted for subsequent stock splits, combinations of shares and stock dividends affecting the Common Stock), in each case pursuant to the terms thereof as in effect on the date of the Securities Purchase Agreement or as such terms may thereafter be adjusted as described in Schedule 4.3, (iii) shares of Common Stock upon exercise of stock options granted to employees and directors of the Corporation and its Subsidiaries pursuant to the terms of stock option plans and stock ownership plans approved by the Corporation's Board of Directors, and (iv) shares of Common Stock as consideration for the acquisition of any interest in any business or company from a Person other than an Affiliate (A) which acquisition is not prohibited pursuant to the Securities Purchase Agreement, and (B) so long as the Market Price of the Conversion Stock as of the closing of such acquisition exceeds $4.50 per share (as such price is proportionately adjusted for subsequent stock splits, combina-tions of shares and stock dividends affecting the Conversion Stock) and so long as the Market Price of the Conversion Stock has not at any time from the Date of Issuance through such closing time been equal to or greater than $5.25 per share (as so adjusted).

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          3.   Effect on Conversion Price of Certain Events.  For
purposes of determining the adjusted Conversion Price under Section H2, the following shall be applicable:

               (a)  Issuance of Rights or Options.  If the
Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (b) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the

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issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
(ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section H, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (c) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section H3, if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance of the Convertible Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

               (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section H3, the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance of the Convertible Preferred Stock shall not cause the conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible

Security caused it to be deemed to have been issued after the Date of Issuance of the Convertible Preferred Stock.

               (e) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Convertible Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Convertible Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

               (f) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

               (g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

               (h) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them
(i) to receive a dividend or other distribution payable in Common

Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

           4. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

           5. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassifi-cation, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquida-tion) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding) to insure that each of the holders of Convertible Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Convertible Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Convertible Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding) to insure that the provisions of this Section H and Section I hereof shall thereafter be applicable to the Convertible Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Convertible Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

           6. Certain Events. If any event occurs of the type contemplated by the provisions of this Section H but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Convertible Preferred Stock; provided that no adjustment shall be made in connection with any stock appreciation rights or phantom stock rights granted to employees pursuant to employee benefit plans approved by the Corporation's Board of Directors; and provided further that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section H or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Convertible Preferred Stock.

           7.  Notices.

               (a) Promptly after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Convertible Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (b) The Corporation shall give written notice to all holders of Convertible Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               (c) The Corporation shall also give written notice to the holders of Convertible Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

          SECTION I. Purchase Rights. To the extent not prohibited by paragraph EIGHTH of the Corporation's Certificate of Amendment if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Convertible Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          SECTION J.     Registration of Transfer.  The Corporation
will keep at its principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preferred Stock represented by the surrendered certificate.

          SECTION K.     Replacement.  Upon receipt of evidence
reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a Purchaser or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          SECTION L.     Events of Noncompliance.

          1. Definitions. An Event of Noncompliance shall have occurred if:

               (a) the Corporation fails on any Dividend Reference Date on or after the third anniversary of the Date of Issuance to pay in cash the full amount of dividends then accrued on the Convertible Preferred Stock, whether or not legally permissible, except to the extent prohibited by the Indenture or Credit
Agreement;

               (b) the Corporation fails to make any redemption payment with respect to the Convertible Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

               (c) the Corporation (i) breaches any material representation or warranty, or (ii) otherwise breaches or fails to perform or observe any material covenant or agreement set forth herein or in the Definitive Agreements, which breach or failure continues for 30 days after the Corporation first becomes aware thereof;

               (d) the Corporation fails to pay when due any amount owing under the Indenture or Credit Agreement, and such failure continues after any grace period applicable thereunder;

               (e)  any event described in any of paragraphs (h),
(i) or (j) of Section 5.01 of the Indenture, as in effect on the Date of Issuance, shall have occurred and be continuing with respect to the Corporation;

               (f)  any event described in paragraph (g) of Section
5.01 of the Indenture, as in effect on the Date of Issuance, shall have occurred and be continuing;

               (g) a judgment in excess of $2,500,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; provided that the Event of Noncompliance will be continuing only to the extent such amounts remain unpaid; or

               (h) the Corporation or any Subsidiary becomes in default of any obligation or agreement evidencing or relating to indebtedness and the result of such default is that an amount exceeding $2,500,000 has become due prior to its stated maturity; provided that the Event of Noncompliance will be continuing only to the extent such amounts remain unpaid.

          2.   Consequences of Events of Noncompliance.

               (a) If an Event of Noncompliance has occurred, the dividend rate on the Convertible Preferred Stock shall increase immediately by an increment of 50 basis points (1/2 percentage point). Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of 50 basis points (1/2 percentage point) up to a maximum of 400 basis points (4 percentage points). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

               (b) If an Event of Noncompliance of the type described in Section L1(e) has occurred, all of the Convertible Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Convertible Preferred Stock) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Convertible Preferred Stock upon the occurrence of such Event of Noncompliance, and subject, however, to the prior payment in full of all amounts due and payable under the Credit Agreement and the Indenture.

               (c) If any Event of Noncompliance exists, each holder of the Convertible Preferred Stock shall also have any other rights which such holder is entitled to under any contract with the Corporation or agreement and any other rights which such holder may have pursuant to applicable law; provided that any payment with respect to any claim arising from such rights shall be subordinated to the prior payment in full of all amounts then owing and due under the Credit Agreement and the Indenture.

          SECTION M.     Definitions.  Unless defined below or
elsewhere herein, each capitalized term used herein shall have the meaning given such term in the Securities Purchase Agreement.

          "ACP" means Appian Capital Partners, L.L.C., a Delaware limited liability company.

          "Common Stock" means, all shares of the Corporation's
Common Stock, par value $.01 per share, as adjusted for any stock split, stock dividend, share combination, share exchange, recapitalization, merger, consolidation or other reorganization.

          "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections H3(a) and H3(b) hereof.

          "Conversion Stock" means shares of the Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Convertible Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

          "Credit Agreement" means the Fourth Amended and Restated Loan and Security Agreement dated as of July 19, 1995, by and among the Corporation, as borrower, the lenders party thereto from time to time, and Creditanstalt-Bankverein, as agent for the lenders, as amended, supplemented or otherwise modified from time to time or any agreement evidencing a refinancing of such indebtedness, including any agreement extending the maturity of, refinancing or restructuring indebtedness thereunder.

          "Definitive Agreements" means the Securities Purchase
Agreement, the Warrants and the Registration Rights Agreement, in each case as amended from time to time in accordance with its respective terms.

          "Dividend Termination Date" means any date following a period of 45 consecutive trading days (a "Trading Period") during which the average of the closing prices for the Common Stock on the

NASDAQ market exceeded: (x) in the case of any Trading Period of which the first 23 or more days occur during the fourth year after the closing, 200% of the conversion price for the Convertible Preferred Stock in effect as of the end of such Trading Period (the "First Target"), provided that such closing price for the Common Stock on each of the final 15 trading days of such Trading Period shall equal or exceed 90% of the First Target; (y) in the case of any Trading Period of which the last 23 or more trading days occur during the fifth year after the closing, 175% of the conversion price for the Convertible Preferred Stock in effect as of the end of such Trading Period (the "Second Target"), provided that such closing price for the Common Stock on each of the final 15 trading days of such Trading Period shall equal or exceed 90% of the Second Target; and (z) in the case of any Trading Period of which the last 23 or more trading days occur during the sixth or any subsequent year after the closing, 150% of the conversion price for the Convertible Preferred Stock in effect as of the end of such Trading Period (the "Third Target"), provided that such closing price for the Common Stock on each of the final 15 trading days of such Trading Period shall equal or exceed 90% of the Third Target.

          "Indenture" means the Indenture governing $100,000,000 in aggregate principal amount of any series of the Corporation's 12-1/4% Senior Notes due 2002, dated as of July 15, 1995 between the Corporation and First Union National Bank of North Carolina, as trustee, as amended, supplemented or otherwise modified from time to time or any agreement evidencing a refinancing of such indebtedness, including any agreement extending the maturity of, refinancing or restructuring indebtedness thereunder.

          "Junior Securities" means any of the Corporation's Stock, except for the Convertible Preferred Stock.

          "Liquidation Value" of any Share as of any particular date will be equal to $100.00.

          "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed or as reported on the NASDAQ National Market, or, if there has been no sales on any such exchange or reported on the NASDAQ National Market on any day, the average of the highest bid and lowest asked prices on all such exchanges or reported at the end of such day, or, if on any day such security is not so listed or included in the NASDAQ National Market, the average of the representative bid and asked prices quoted in the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the

National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ National Market, the NASDAQ Stock Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Convertible Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Convertible Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

          "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities other than rights, warrants or options referred to clauses (i),
(ii) or (iii) of Section H2(c) above.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Purchaser" means UBS.

          "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided, that no such date will be a Redemption Date unless the applicable Liquidation Value (plus all accrued and unpaid dividends thereon) is actually paid in cash, and if not so paid, the Redemption Date will be the date on which such Liquidation Value (plus all accrued and unpaid dividends thereon) is fully paid in cash.

          "Registration Rights Agreement" means the Registration
Rights Agreement as defined in the Securities Purchase Agreement, as such Registration Rights Agreement may be amended from time to time in accordance with its terms.

          "Securities Purchase Agreement" means the Securities
Purchase Agreement, dated as of July 3, 1995 among the Corporation, UBS and ACP, as amended from time to time in accordance with its terms.

          "Stock" of any Person means any shares, equity or profits interests, participations or other equivalents (however designated) of capital stock, whether voting or nonvoting, including any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

          "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

          "UBS" means UBS Capital Corporation, a New York corporation.

          "Warrants" means the Warrants issued pursuant to the Securities Purchase Agreement, as they may be amended from time to time in accordance with their terms.

          SECTION N. Amendment and Waiver No amendment, modification or waiver will be binding or effective with respect to any of the provisions of this amendment to the Corporation's Certificate of Incorporation stating the number, designation, relative rights, preferences and limitations of the Convertible Preferred Stock, without the prior written consent of the holders of at least 80% of the Shares of Convertible Preferred Stock then outstanding.

          SECTION O.     Notices.  Except as otherwise expressly
provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

          5. The provision amending the Corporation's Certificate of Incorporation as set forth above was duly adopted at a telephonic meeting (as permitted by Section 12 of the Bylaws of the Corporation) of the Board of Directors of the Corporation held on June 6, 1995, and has not been modified, rescinded or amended and remains in full force and effect as of this day.

                    IN WITNESS WHEREOF, the undersigned President and Assistant Secretary of the Corporation have executed this Certificate as of this 18th day of July, 1995.


                                   PEOPLES TELEPHONE COMPANY, INC.


                                   By:________________________
                                   Name:
                                   Title:

                                   By:________________________
                                   Name:
                                   Title:

NOTARIZED: